SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549
                          FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
            15(d) of the Securities Act of 1934

                               Commission File Number 1-373

                     RHI HOLDINGS, INC.
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    (Exact Name of registrant as specified in its charter)

            Washington Dulles International Airport
             300 West Service Road, P.O. Box 10803
                 Chantilly, Virginia 20153
                      (703) 478-5800
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    (Address, including zip code, and telephone number,
 including area code, of registrant's principle executive
                          offices)

         11 7/8% Subordinated Debentures, Due 1999
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  (Title of each class of securities covered by this Form)

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(Titles of all other classes of securities for which a duty to file reports under section 13(a)or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duly to file reports:

Rule 12g-4(a)(1)(i)   [X]    Rule 12h-3(b)(1)(ii)  [ ]
Rule 12g-4(a)(1)(ii)  [ ]    Rule 12h-3(b)(2)(i)   [ ]
Rule 12g-4(a)(2)(i)   [ ]    Rule 12h-3(b)(2)(ii)  [ ]
Rule 12g-4(a)(2)(ii)  [ ]    Rule 15d-6            [ ]
Rule 12h-3(b)(1)(i)   [ ]

Approximate number of holders of record as of the
certification or notice date:                   None
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Pursuant to the requirements of the Securities Exchange Act of 1934, RHI HOLDINGS, INC. has caused this certification / notice to be signed on its behalf by the undersigned duly authorized person.

Date:  February 4, 1998    By:Donald E. Miller
                              Vice President and Secretary